Exhibit 3

JOINT FILING AGREEMENT

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.  The undersigned acknowledge that each shall be responsible for the filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information in inaccurate.

Dated:  November 13, 2015

TRANSTECH LED COMPANY LIMITED

/s/ Yaozhong Shi
Name: Yaozhong Shi

Chairman and CEO
Title

November 13, 2015
Date

YAOZHONG SHI, an individual

/s/ Yaozhong Shi

November 13, 2015
Date